Exhibit 14.2

[BDO Limited Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-102288 and 333-92491) pertaining to the Employee Stock Option plans of Ellomay Capital Ltd. (“the Company”) and Form F-3 (File Nos. 333-144171, 333-115826, 333-114428, 333-47842 and 333-92493) of the Company and in the related Prospectuses of our report dated June 26, 2008 with respect to the financial statements of NUR Asia Pacific Limited included in this Annual Report on Form 20-F/A of Ellomay Capital Ltd. for the year ended December 31, 2009.

Please be advised that BDO McCabe Lo Limited changed its name to BDO Limited on May 1, 2009.

/s/ BDO Limited
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BDO Limited
Certified Public Accountants

November 12, 2010